EXHIBIT 99.1

Crexendo Completes Highly Accretive Acquisition of Estech Systems, Creating Pathway to $100 Million Cloud Communications Company

PHOENIX, AZ / ACCESS Newswire / March 2, 2026 / Crexendo®, Inc. (NASDAQ:CXDO),  ("Crexendo" or the "Company"), an award-winning software technology company that is a premier provider of cloud communication platform software and unified communications as a service (UCaaS) offerings, including voice, video, contact center, and managed IT services tailored to businesses of all sizes, today announced that it has completed the acquisition of Estech Systems, LLC ("ESI"), a highly respected provider of cloud communication solutions, and one of Crexendo’s longest-tenured NetSapiens platform licensees. The transaction represents a transformative step in Crexendo’s growth strategy and significantly strengthens its position in the cloud communications market. The acquisition is expected to be immediately accretive to revenue and EBITDA, and positions Crexendo to approach $100 million run rate in annual revenue with enhanced operating leverage.

Strategic and Financial Highlights (Unaudited)

•	Acquisition expected to increase Crexendo’s revenue, earnings and cash flow following closing.

•	Purchase price of $35 million, consisting of $27.3 million in cash and $7.7 million in common stock, representing a multiple of approximately 1.35x unaudited 2025 revenue.

•	ESI generated approximately $26 million in revenue in 2025.

•	Expected cost synergies from facilities consolidation, licensing optimization, cross-utilization of employees, operational expenses, network expenses, and Oracle Cloud Infrastructure migration.

•	Significant opportunity for revenue synergies through cross-selling, expanded channel reach, and platform expansion.

Founded in 1987 and headquartered in Plano, Texas, ESI brings a strong sales- and engineering-driven organization, deep customer relationships, and a proven track record of delivering mission-critical communications solutions. ESI currently supports over 6,200 retail accounts and over 75,000 seats. The acquisition enhances Crexendo’s market presence and expands its operational scale.

Crexendo expects to realize meaningful cost synergies as workloads migrate to Oracle Cloud Infrastructure and duplicative infrastructure is consolidated. Management anticipates operational efficiencies across facilities, overhead, licensing, and network costs, while leveraging ESI’s engineering and sales bench to reduce incremental hiring needs. These initiatives are expected to enhance EBITDA margins and cash flow over the next 12–24 months.

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Leadership Commentary

“This acquisition is exactly the type of transaction we have been talking about for years,” said Jeff Korn, Chairman and Chief Executive Officer of Crexendo. “ESI is a best-in-class organization with exceptional people, strong engineering capabilities, and a long history of success serving customers on our NetSapiens platform. By incorporating ESI into Crexendo, we are combining our strong double-digit organic growth with an accretive acquisition from our deep ‘fishing pond’ of licensees. The result is a stronger, more scalable company with expanded capabilities for our customers, partners, and shareholders.  I could not be more ecstatic about how this acquisition will positively affect our future growth and success and am excited to welcome the ESI team to Crexendo.”

“We are incredibly excited to join the Crexendo team,” said George Platt, President & CEO of Estech Systems, LLC. “Crexendo has been a trusted partner for many years, and this transaction allows us to deliver even greater value to our customers by combining our sales, engineering, and customer support expertise with Crexendo’s scale, platform innovation, and resources. Together, we are building a stronger organization that is well positioned to serve our customers for decades to come. I would also like to thank our Founder, Eric Suder, for the immeasurable impact he has made on ESI's employees, their families, our customers, and the community”

Strategic Rationale

The acquisition meaningfully strengthens Crexendo’s competitive position by expanding its scale, deepening its expertise in cloud communications, and reinforcing the power of the NetSapiens platform. The combined company benefits from a broader customer base, enhanced operational leverage, and a unified focus on delivering secure, scalable, and AI-enabled communications solutions.

This transaction underscores Crexendo’s disciplined M&A strategy: combining strong organic growth with highly accretive acquisitions drawn from its ecosystem of successful NetSapiens licensees.

Mr. Korn and the management team will discuss the acquisition in more detail on the upcoming year end conference call tomorrow.

About Crexendo

Crexendo, Inc. is an award-winning software technology company that is a premier provider of cloud communication platform and services, video collaboration and managed IT services tailored to businesses of all sizes. Our solutions currently support over seven million end users globally, through our extensive global network of over 240 cloud communication platform software subscribers and our direct retail offering. For more information, please visit www.crexendo.com.

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About Estech Systems, LLC (ESI)

Founded in 1987, Estech Systems, LLC is a leading provider of cloud communications solutions headquartered in Plano, Texas. With a strong focus on sales excellence, engineering innovation, and customer satisfaction, ESI has built a reputation as a trusted communications partner for organizations across the United States. For more information, please visit https://www.esi-estech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected synergies, financial performance, growth opportunities, and strategic benefits of the acquisition. Actual results may differ materially due to risks and uncertainties, including unanticipated difficulties or expenditures related to the acquisition, integration challenges, the risk that we fail to fully realize the potential benefits, expected synergies, efficiencies and cost savings from the acquisition within the expected time period (if at all), market conditions, and other factors described in Crexendo’s filings with the SEC. Crexendo undertakes no obligation to update these forward-looking statements.

Company Contact

Crexendo, Inc.

Doug Gaylor

President and Chief Operating Officer

602-732-7990

dgaylor@crexendo.com

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